UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2009

TRX, INC.

(Exact Name Of Registrant As Specified In Charter)

Georgia	000-51478	58-2502748
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

2970 Clairmont Road, Suite 300

Atlanta, Georgia 30329

(Address of principal executive offices, including zip code)

(404) 929-6100

(Registrant’s telephone number, including area code)

Not applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e(4)(c))

ITEM 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On September 25, 2009, TRX, Inc. was notified by The Nasdaq Stock Market (“Nasdaq”) that it no longer satisfied the continued listing requirements of the Nasdaq Global Market (the “Global Market”) due to not maintaining shareholders’ equity of at least $10 million as required by Marketplace Rule 5450(b)(1)(A). On September 28, 2009, TRX was notified by Nasdaq that it no longer satisfied the continued listing requirements of the Global Market due not maintaining a $1.00 per share bid price as required by Marketplace Rule 5550(a)(2). In response, TRX submitted an application to list its shares on the Nasdaq Capital Market (the “Capital Market”), which Nasdaq approved on October 1, 2009. As the Capital Market has different continued listing requirements with respect to shareholders’ equity, once the transfer is complete, TRX will no longer be out of compliance with the shareholders’ equity continued listing requirement. The $1.00 bid price requirement, however, applies to both the Global Market and the Capital Market. Under Marketplace Rule 5810(c)(3)(A), TRX will have 180 calendar days, or until March 29, 2010, to regain compliance with the $1.00 minimum bid price standard. Compliance will be regained if the bid price of TRX’s common stock closes at $1.00 or more for a minimum of ten consecutive trading days during this period.

Item 8.01	OTHER EVENTS

On October 1, 2009, the Company issued a press release announcing both the receipt of the notices from Nasdaq and that it has increased its Adjusted EBITDA guidance for 2009 by 10 percent, to $5.5 million. A copy of the press release is attached to this current report as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits:

Exhibit No.	Description of Exhibit
99.1	Press Release dated October 1, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRX, INC.
(Registrant)

Date: October 1, 2009	/s/ David D. Cathcart
David D. Cathcart
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
99.1	Press Release dated October 1, 2009.